Exhibit 5.1

June 19, 2018

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as counsel to Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-217106) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as so filed and as amended, the “Registration Statement”) and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated June 18, 2018 (the “Prospectus Supplement”) relating to the issuance and sale by the Company of up to 8,000 shares (the “Preferred Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which are convertible into an aggregate of up to 16,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Conversion Shares”) and an additional up to 7,200,000 shares of Common Stock issuable upon payment of dividends under the Series B Preferred Stock (the “Dividend Shares”). The Preferred Shares, the Conversion Shares and the Dividend Shares are referred to herein collectively as the “Securities.”

The Securities are to be issued and sold by the Company pursuant to the Placement Agency Agreement, dated as of June 19, 2018 (the “Placement Agency Agreement”), between the Company and ThinkEquity, a Division of Fordham Financial Management, Inc., as placement agent (the “Placement Agent”), the form of which is being filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Placement Agency Agreement, and the Certificate of Designations designating the Series B Preferred Stock (the “Certificate of Designations”). We have also (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Placement Agency Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that: (i) the Preferred Shares, when issued and sold in accordance with the terms and conditions set forth in the Placement Agency Agreement and the Certificate of Designations against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable; (ii) the Conversion Shares have been duly authorized for issuance and, when issued upon the conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable; and (iii) the Dividend Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP